Exhibit 4.26

Warrant No.: 1

Date of Issuance: November 9, 2023 (the “Issuance Date”)

WARRANT TO PURCHASE
CLASS A ORDINARY SHARES
OF
THE9 LIMITED

This Warrant (the “Warrant”) certifies that, for value received, BRIPHENO PTE. LTD., a company registered under Singapore law having an address of 5 UPPER ALJUNIED LINK #06-02, QUARTZ INDUSTRIAL BUILDING, SINGAPORE (367903) and/or such entity that such company may designate in accordance with the Private Placement Securities Purchase Agreement (as defined below) shall collectively be referred to as the holder (the “Holder”) is entitled to purchase 93,750,000 Class A ordinary shares (equivalent to 312,500 ADSs), with par value US$0.01 per share (“Class A Shares”) of The9 Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and listed on the NASDAQ Global Market under the symbol “NCTY” (the “Company”), on the terms set forth herein.

This Warrant is issued pursuant to the Private Placement Securities Purchase Agreement (the “Purchase Agreement”) dated as of November 9, 2023 and entered into between the Company and the Holder thereto. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

1.Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Company hereby grants the Holder the right to purchase from the Company up to 93,750,000 Class A Shares of the Company (the “Warrant Shares”) at the Exercise Price (as defined below), subject to adjustment and change as provided herein.

2.Exercise.

(a)Exercise Price. Unless otherwise mutually agreed by the Holder and the Company, and subject to adjustment and change as provided herein, the per share purchase price for the Warrant Shares shall be US$0.2 per Class A Share (equivalent to US$60 per ADS) (the “Exercise Price”).

Notwithstanding any adjustment made in accordance with this Warrant or anything to the contrary in this Warrant, the aggregate Exercise Price shall in no event be less than the aggregate par value of the Warrant Shares at the time of exercise (the “Minimum Consideration”).

(b)Exercise Period. Unless otherwise agreed by the Holder and the Company, this Warrant is exercisable, in whole but not in part, by the Holder on any day during the period (the “Exercise Period”) commencing on the Issuance Date, and ending on the second anniversary of the Issuance Date so long as Holder and Company have signed and executed the Purchase Agreement (the “Vesting Condition”).

(c)Form of Payment. Subject to Section 2(a), the aggregate Exercise Price for the Warrant Shares may be settled, in part or in whole, no later than the close of business on the tenth (10th) Business Day following the receipt of the Notice of Exercise (as defined below) by the Company from the Holder, by wire transfer of immediately available funds in U.S. dollars to such bank account designated in writing by the Company.

(d)Issuance of Certificates; Acknowledgement. The exercise of this Warrant shall be effected by the delivery of the Warrant, together with a duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A, to the Company (the “Notice of Exercise”) and the payment of the Exercise price in accordance with Section 2(c). The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date the Purchase Price for the Warrant Shares is paid to the Company. The Company shall deliver to the Holder within three (3) Business Days after its receipt of the executed Notice of Exercise: (i) a duly issued share certificate representing the Warrant Shares, and (ii) a copy of the updated register of members of the Company reflecting the Holder’s ownership of the Warrant Shares with the issuance date of the Warrant Shares being the Purchase Price payment date, provided, however, that the aggregate Exercise Price shall be paid in accordance with Section 2(c).

3.Reservation of Shares. The Company covenants and agrees that all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance and after payment of the aggregate Exercise Price in accordance with Section 2(c), be duly authorized, validly issued, fully paid and non-assessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof, except as provided under Applicable Laws, this Warrant and the memorandum and articles of association of the Company then in effect. The Company further covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved a sufficient number of Class A Shares to provide for the exercise of the rights represented by this Warrant.

4.Adjustment of Exercise Price and Warrant. The Exercise Price and/or Warrant shall be subject to adjustment from time to time as follows:

(a)Share Splits, Share Subdivisions, Dividends or Combinations. In the event the Company shall at any time, or from time to time, effect a split or subdivision of the outstanding Ordinary Shares, the Exercise Price of this Warrant shall be proportionally decreased and the number of Class A Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any such share split or subdivision of the Class A Shares. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Exercise Price of this Warrant shall be proportionally increased and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any such combination of the Ordinary Shares. Any adjustment under this paragraph shall become effective at the close of business on the date the share split, subdivision or combination becomes effective.

(b)Dividends or Distributions of Shares or Other Securities or Property. Unless this Warrant is exercised, the Holder shall not be entitled to dividends if they are declared and distributed by the Company.

(c)Reclassification. If the Company, by reclassification of shares or otherwise, shall change any of the shares as to which purchase rights under this Warrant exist into the same or a different number of shares of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of shares as would have been issuable as the result of such change with respect to the shares that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be equitably adjusted, all subject to further adjustment as provided in this Section 4.

(d)Capital Reorganization, Merger or Consolidation. In case of any reorganization of the share capital of the Company (other than a combination, reclassification or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale or transfer of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, during the period specified herein and upon payment in accordance with Section 2(c), the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers of the shares or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment (as determined in good faith by the Company’s board of directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(e)Notice of Adjustment. The Company shall promptly give the Holder of this Warrant written notice of each adjustment or readjustment of the Exercise Price or the number of Warrant Shares or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.Transfers of Warrant. This Warrant and all rights and obligations hereunder are not transferable and assignable in whole or in part by the Holder (subject to compliance with the Act, other applicable securities laws and constitutional documents of the Company).

6.Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the event of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the event of any such mutilation upon surrender and cancellation of such Warrant, the Company will execute and deliver a new Warrant of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

7.Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

8.Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns.

9.Notices. Any notice required or permitted pursuant to this Warrant shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the Company or Holder, as applicable, given in accordance with this Section 9). Where such notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as provided above.

If notice to the Company:

Attn: George Lai

Address: ***

Email: ***

If notice to the Holder:

Attn: ALVIN YOUJIA LIU

Address: ***

Email: ***

Contact No.: ***

10.Headings. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

11.Governing Law. This Warrant shall be governed by and construed in accordance with the laws of state of New York without giving effect to any choice or conflict of law provision or rule thereof.

12.Dispute Resolution.

(a)Any dispute, controversy, difference or claim arising out of or relating to this Warrant, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (the “Dispute”) shall first be attempted to be resolved through consultation between the Company and the Holder in good faith. Such resolution may include agreeing upon a proposed plan specifying the steps to be taken, and the time period for taking such steps. The Company and the Holder agree that all discussions contemplated under this Section 12 will be conducted in good faith and that such executives and officers will use their best efforts to resolve the Dispute and preserve the arrangements contemplated under this Warrant. Notwithstanding any other provision contained herein, either the Company or the Holder shall have the right in its sole discretion to seek emergency and/or interim measures at any time after the posting of a request for consultation.

(b)If the Dispute remains unresolved, either the Company or the Holder in its sole discretion may elect to submit the Dispute to be finally settled by arbitration with notice to the other party. The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The arbitration tribunal shall consist of three (3) arbitrators. The language of the arbitration shall be English. The seat of the arbitration shall be Hong Kong. The decision of the arbitrators (by rule of majority) shall be final and binding on the Company and the Holder.

13.Interpretation. For all purposes of this Warrant, except as otherwise expressly provided, (i) the term “or” is not exclusive; (ii) the terms defined herein and any capitalized terms used herein without definition shall include the plural as well as the singular, (ii) unless otherwise provided for, all references in this Warrant to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Warrant, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Warrant as a whole and not to any particular Section or other subdivision, and (vi) “include,” “including,” “are inclusive of’ and similar expressions are not expressions of limitation and shall be construed as if followed by the expression “without limitation”.

14.No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of any party or its counsel.

15.Counterparts. This Warrant may be executed in two or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

16.Severability. If one or more provisions of this Warrant are held to be unenforceable under any applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17.Entire Agreement. This Agreement together with the other instruments and agreements referenced herein constitutes the entire agreement between the Parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company caused this Warrant to be executed by a director thereunto duly authorized.

COMPANY:

THE9 LIMITED

By:	/s/ George Lai
Name:	George Lai
Title:	Director

ACCEPTED BY:

BRIPHENO PTE. LTD.

By:	/s/ Alvin Youjia Liu
Name:	Alvin Youjia Liu
Title:	Director

[Signature Page to Warrant]

EXHIBIT A

FORM OF NOTICE OF EXERCISE

To:The9 Limited

The undersigned hereby elects to purchase  Class A ordinary shares of The9 Limited, pursuant to the terms of the attached Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for immediate resale or with a view to distribution of such shares or any part thereof.

WARRANT HOLDER:

Address:

Date:

Name in which shares should be registered: